Exhibit 10.12

Blue Gem Stock Loan / Option Agreement

This Blue Gem Stock Loan / Option Agreement (“Agreement”) is entered into this 1st day of October, 2010, by and between Alan Sepe (“Lender”) and The Sterling Group and Bruce Dorfman of 1250 René Lévesque Blvd., West Suite 2200 Montreal, QCH3B 4W8 (collectively, “Borrower”).

BACKGROUND

Lender is the largest shareholder, director and chief executive officer of Blue Gem Enterprise, Inc., a Florida corporation (“BGEM”)

Borrower provides consulting services to BGEM with respect to corporate structuring, financing and merger and acquisition transactions pursuant to a Financial Advisors Agreement.

Lender will benefit from Borrower’s performance of its services set forth in the Financial Advisors Agreement.

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and Lender agree as follows;

AGREEMENT

1.  The recitals set forth above are true and correct and incorporated fully in this Agreement.

2.   Upon execution of this Agreement, Lender will immediately loan to Borrower 10,000,000 shares of BGEM common stock (the “Shares”).  The Shares shall be issued to The Sterling Group and shall be restricted shares as defined under Rule 144 of the Securities Act of 1933 and shall bear a restrictive legend so stating.

3.  Borrower shall repay the loan as follows:

  (i)   by delivering to Lender 10,000,000 shares of BGEM common stock, or
  (ii)  by paying to Lender an amount equal to US$0.08 per share borrowed, or
  (iii) by a combination of 3(i) and (ii) above.

4.  The entire loan shall be due and payable without interest not later than September 30, 2015.

5.   Notwithstanding anything contained herein to the contrary, the repayment amount due hereunder shall be

(i)  automatically reduced by 20% on the anniversary date of this Agreement each and every year that Borrower, or Bruce Dorfman  individually, is employed or is consulting for BGEM;

(ii) deemed to be completely satisfied and Borrower’s obligation to Lender pursuant to this Agreement shall be extinguished upon BGEM obtaining $20,000,000 in the aggregate from financing transactions originated or negotiated by Borrower, or upon BGEM being acquired, merged or entering into a similar transaction originated or negotiated by Borrower.

6.  Lender hereby grants to Borrower an option to purchase 10,000,000 shares of Lender’s BGEM common stock at an exercise price of US$0.08 per share, exercisable at any time from the date of this Agreement until September 30, 2015, provided, however, that the number of shares subject to the option granted pursuant to this paragraph 6, shall be reduced by the amount of any repayment made by Borrower pursuant to paragraph 3 above or by the amount of the number of shares no longer owed as result of the terms set forth in paragraph 5 above.

7.   Should Borrower fail to remit the aforementioned shares when due; Borrower shall be considered in default.  Upon any default hereunder, Borrower will immediately become indebted to Lender for the loaned Shares and interest shall then accrue at the  rate of 10% annually on the listed market value of these shares on the date of default.  The Borrower hereby waives the right to assert any presentment, demand, notice of dishonor and protest in connection with remitting these shares back to the Lender.

8.  If any legal action were instituted for the recovery of the aforementioned shares of  BGEM or to collect any sums due to the Lender pursuant to this Agreement, Borrower promises and agrees to pay Lender all legal fees, expenses and costs that any court or tribunal of competent jurisdiction may award.

Both parties hereby agree to and execute this document on this day 1 of October , 2010.

/s/ Bruce K. Dorfman	/s/ Allan Sepe
Bruce K. Dorfman, President	Allan Sepe
/s/ Bruce K. Dorfman BRUCE DORFMAN, Individually